Exhibit 4.4

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This AMENDMENT NO. 1, dated as of March 19, 2021 (the “Amendment”), is made by and among Newborn Acquisition Corp., a Cayman Islands exempted company (the “Company”), NB Merger Corp., a Delaware corporation (the “Purchaser”) and Continental Stock Transfer & Trust Company (the “Warrant Agent”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the Company and the Warrant Agent entered into that certain Warrant Agreement, dated as of February 13, 2020 (the “Agreement”), which is attached hereto as Exhibit A;

WHEREAS, Section 9.8 of the Agreement provides that the Agreement may be amended by the Company and the Warrant Agent without the consent of the Warrant Holders for the purpose of evidencing the succession of another corporation to the Company and the assumption by any successor or the covenants of the Company contained in the Agreement and the Warrants; and

WHEREAS, in connection with the Company’s Business Combination, the Purchaser wishes to succeed to the Company’s obligations under the Agreement and assume the covenants of the Company contained in the Agreement and the Warrants.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Amendments to the Agreement. From and after the date hereof, all references to “Newborn Acquisition Corp.” set forth in the Agreement shall be deemed to be references to “NB Merger Corp.”, and the Purchaser shall be deemed to be the successor-in-interest to the Company for all purposes with respect to the Agreement and the Warrants.

Section 2. Assumption of Covenants. By entering into this Amendment, the Purchaser hereby agrees that it has read and understands the covenants of the Company set forth in the Agreement and the Warrants, and agrees to assume responsibility under any such covenants from and after the date hereof.

Section 3. Adjustment of Warrants. In accordance with Section 4.5 of the Agreement, the Warrants shall be exercisable for one share of common stock, par value $0.0001 per share, of the Purchaser for each Ordinary Share issuable upon exercise of the Warrants immediately prior to the date hereof, at the Warrant Price of $11.50 per full share, subject to the adjustments provided in Section 4 of the Agreement.

Section 4. Miscellaneous.

(a) Effectiveness. This Amendment shall become effective as of the date first above written.

(b) Continued Effectiveness of the Agreement. Except as expressly amended herein, all terms and provisions of the Agreement (including the exhibits thereto) are and shall continue to be in full force and effect.

(c) Governing Law. This Amendment shall be governed and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

(d) Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts and delivered electronically or via facsimile, each such counterpart (whether delivered electronically, via facsimile or otherwise), when executed, shall be deemed an original and all of which together constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

NEWBORN ACQUISTION CORP.

By:	/s/ Wenhui Xiong
	Name:	Wenhui Xiong
	Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ James F. Kiszka
	Name:	James F. Kiszka
	Title:	Vice President

NB MERGER CORP.

By:	/s/ Wenhui Xiong
	Name:	Wenhui Xiong
	Title:	President

[signature page to Amendment No. 1 to Warrant Agreement]